Exhibit 99.1

Contact: Brian Heagler 425-415-6794

Microvision completes $10 million private placement

BOTHELL, WA – December 1, 2005 – Microvision, Inc. (NASDAQ: MVIS), a leader in light scanning technologies, today announced that it has entered into a Securities Purchase Agreement with various investors to issue senior secured convertible notes (the “Notes”) in the aggregate principal amount of $7,000,000, to issue 837,986 shares of Microvision common stock and to issue warrants to purchase 1,089,386 shares of common stock all for an aggregate purchase price of $10,000,000. The warrants are exercisable for 5 years at an exercise price of $3.94 per share. The Notes are convertible at the option of the holders into Microvision shares at $3.94 per share. Subject to conditions, the company has the option to pay principal in cash or company shares, or a combination thereof. Further details are available in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

Microvision has agreed to register the shares of common stock purchased by the investors and the shares of common stock issuable upon conversion of the Notes, issuable as payment of principal and interest, and issuable upon exercise of the warrants for resale under the Securities Act of 1933, as amended. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements.

About Microvision: www.microvision.com.

Headquartered in Bothell, Wash., Microvision, Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company’s proprietary silicon micro-mirror technology. The company’s technology has applications in a broad range of military, medical, industrial, professional and consumer products.

Forward-Looking Statements

Certain statements contained in this release relating to the closing of the proposed financing and product applications are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: failure to meet the closing conditions of the proposed financing; market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company’s SEC reports, including in its Annual Report on Form 10-K, as may be amended, and its Quarterly Reports on Form 10-Q.